UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2011

TRANSOCEAN LTD.

(Exact name of registrant as specified in charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On November 1, 2011, Transocean, Inc. (the “Company”) entered into a  Credit Agreement with the lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, Crédit Agricole Corporate and Investment Bank and Citibank, N.A., as co-syndication agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as co-documentation agents (the “Five-Year Revolving Credit Facility”). The Five-Year Revolving Credit Facility established a $2.0 billion five-year revolving credit facility that is scheduled to expire on November 1, 2016. In connection with entering into the Five-Year Revolving Credit Facility, the Company terminated its former five-year credit facility under the Five-Year Revolving Credit Agreement dated November 27, 2007. The Five-Year Revolving Credit Facility includes a $1.0 billion sublimit for the issuance of letters of credit, and all borrowings under the Five-Year Revolving Credit Facility are guaranteed by Transocean Ltd.

The Company may make borrowings under the Five-Year Revolving Credit Facility at either (1) a base rate, determined as the greatest of (A) the prime loan rate of JPMorgan Chase Bank, N.A., (B) the federal funds effective rate plus ½ of 1% and (C) the reserve adjusted one-month LIBOR plus 1%, in each case plus the applicable margin described below minus 1%, which is based upon the Company’s non-credit enhanced senior unsecured long-term debt rating (“Debt Rating”), or (2) the reserve adjusted LIBOR plus the applicable margin, which is based upon the Company’s non-credit enhanced senior unsecured long-term debt rating (“Debt Rating”). A facility fee, varying from 0.125% to 0.325% depending on the Company’s Debt Rating, is incurred on the daily unused amount of the underlying commitment, throughout the term of the facility.

Among other things, the Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets. The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0. As of September 30, 2011, the Company’s debt to tangible capitalization ratio was 0.47 to 1.0. In order to borrow or have letters of credit issued under the Five-Year Revolving Credit Facility, the Company must, at the time of the borrowing request, not be in default under the Five-Year Revolving Credit Facility and make certain representations and warranties, including with respect to compliance with laws and solvency, to the lenders, but the Company is not required to make any representation to the lenders as to the absence of a material adverse effect. Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default. Although credit rating downgrades below investment grade do not constitute an event of default under the Five-Year Revolving Credit Facility, the Company’s commitment fee and lending margin are subject to change based on our credit rating. The Company is also subject to various covenants under the indentures pursuant to which its public debt was issued, including restrictions on creating liens, engaging in sale/leaseback transactions and engaging in certain merger, consolidation or reorganization transactions. A default under the Company’s public debt indentures could trigger a default under the Five-Year Revolving Credit Facility and, if not waived by the lenders, could cause the Company to lose access to the Five-Year Revolving Credit Facility and the commercial paper program for which it provides liquidity.

As of November 1, 2011, the Company had approximately $24 million in letters of credit issued under the Five-Year Revolving Credit Facility, no outstanding borrowings thereunder and approximately $1.9 billion available borrowing capacity under the New Five Year Revolving Credit Facility.

The foregoing description of the Five-Year Revolving Credit Facility and Transocean Ltd.’s guarantee thereof are not complete and are qualified by reference to the complete documents, which are attached hereto as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Item 1.02               Termination of a Material Definitive Agreement

In connection with entering into the Five-Year Revolving Credit Facility, the Company terminated its Credit Agreement dated November 27, 2007, as amended, that provided for a $2 billion revolving credit facility with the banks, financial institutions and other lenders signatory thereto (the “Prior Credit Agreement”). No amounts under this facility were outstanding as of November 1, 2011. The Prior Credit Agreement would have expired in November 2012. The material terms and conditions set forth in the Prior Credit Agreement were substantially similar to the material terms and conditions of the Credit Agreement.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 is incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1

Credit Agreement dated November 1, 2011 among Transocean Inc., the lenders parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, Crédit Agricole Corporate and Investment Bank and Citibank, N.A., as co-syndication agents, and The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Wells Fargo Bank, National Association, as co-documentation agents

4.2	Guaranty Agreement dated November 1, 2011 between Transocean Ltd. and JPMorgan Chase Bank, N.A., as administrative agent under the Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: November 4, 2011	By:	/s/ Heather G. Callender
Heather G. Callender
Associate General Counsel